Exhibit 99.1

PRESS RELEASE

AbbVie Reports First-Quarter 2018 Financial Results

•	Reports First-Quarter Diluted EPS of $1.74 on a GAAP Basis; Adjusted Diluted EPS of $1.87 Reflects Growth of 46.1 Percent

•	Delivers First-Quarter Net Revenues of $7.934 Billion; Net Revenues Increased 17.6 Percent on an Operational Basis

•	First-Quarter Global HUMIRA Sales of $4.709 Billion Increased 14.4 Percent on a Reported Basis, or 10.7 Percent on an Operational Basis

•	First-Quarter Global IMBRUVICA Net Revenues Were $762 Million, an Increase of 38.5 Percent

•	First-Quarter Global HCV Net Revenues Were $919 Million

•	Updates 2018 GAAP Diluted EPS Guidance Range to $6.82 to $6.92; Raises 2018 Adjusted Diluted EPS Guidance Range from $7.33 to $7.43 to $7.66 to $7.76, Representing Growth of 38 Percent at the Midpoint

•	Announces Intention to Commence Self-Tender Offer for Up to $7.5 Billion of its Common Stock

NORTH CHICAGO, Ill., April 26, 2018 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2018.

“AbbVie is off to an excellent start in 2018, delivering first quarter revenue and EPS growth well ahead of expectations,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Since our inception, we have strived to create a business that has multiple strong growth drivers. This quarter clearly demonstrates that level of diversity, with HUMIRA, IMBRUVICA and MAVYRET all delivering significant contributions to our growth. Based on the robust performance of the business, we are increasing our full-year EPS guidance, with the new midpoint reflecting industry-leading year-over-year growth of 38 percent.”

First-Quarter Results

•
Worldwide net revenues were $7.934 billion in the first quarter, up 21.4 percent year-over-year on a GAAP basis. On an operational basis, net revenues increased 17.6 percent, excluding a 3.8 percent favorable impact from foreign exchange.

•
Global HUMIRA sales increased 14.4 percent on a reported basis, or 10.7 percent operationally, excluding a 3.7 percent favorable impact from foreign exchange. In the U.S., HUMIRA sales grew 11.4 percent in the quarter. Internationally, HUMIRA sales grew 9.3 percent, excluding a 10.7 percent favorable impact from foreign exchange.

First-Quarter Results (continued)

•	First-quarter global IMBRUVICA net revenues were $762 million, with U.S. sales of $624 million and international profit sharing of $138 million for the quarter, reflecting growth of 38.5 percent.

•	First-quarter global HCV net revenues were $919 million.

•	On a GAAP basis, the gross margin ratio in the first quarter was 75.7 percent. The adjusted gross margin ratio was 80.2 percent.

•	On a GAAP basis, selling, general and administrative expense was 22.6 percent of net revenues. The adjusted SG&A expense was 21.0 percent of net revenues.

•	On a GAAP basis, research and development expense was 15.7 percent of net revenues. The adjusted R&D expense was 15.0 percent, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the first quarter was 36.6 percent. The adjusted operating margin was 44.1 percent.

•	On a GAAP basis, net interest expense was $251 million. On a GAAP basis, the tax rate in the quarter was 0.5 percent. The adjusted tax rate was 7.6 percent.

•	Diluted EPS in the first quarter was $1.74 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $1.87, up 46.1 percent.

Recent Events

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AbbVie submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for risankizumab for treatment of patients with moderate to severe plaque psoriasis. The company expects to submit its regulatory filing with the European Medicines Agency (EMA) imminently. The BLA is supported by data from the global risankizumab Phase 3 psoriasis program evaluating more than 2,000 patients with moderate to severe chronic plaque psoriasis across four Phase 3 studies: ultIMMa-1, ultIMMa-2, IMMhance and IMMvent. Risankizumab is being developed in collaboration with Boehringer Ingelheim.

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At the Annual Meeting of the American Academy of Dermatology (AAD), AbbVie presented new positive results from the pivotal Phase 3 ultIMMa-1 and ultIMMa-2 replicate clinical trials that evaluated the safety and efficacy of risankizumab compared to placebo or ustekinumab for the treatment of patients with moderate to severe plaque psoriasis. In the ultIMMa-1 and ultIMMa-2 trials, risankizumab met all co-primary and ranked secondary endpoints, demonstrating significantly higher rates of skin clearance at week 16 and at one year of treatment, compared to ustekinumab. In addition, through one year of treatment, significantly more patients receiving risankizumab self-reported a Dermatology Life Quality Index (DLQI) score of 0 or 1 compared with ustekinumab. The safety profile was consistent with all previously reported studies, and there were no new safety signals detected across the studies.

Recent Events (continued)

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AbbVie announced positive top-line results from the Phase 3 SELECT-COMPARE trial, which evaluated the company's oral JAK1-selective inhibitor, upadacitinib, in patients with moderate to severe rheumatoid arthritis who were on a stable background of methotrexate and had an inadequate response. The results showed that after 12 weeks, upadacitinib (15 mg, once-daily) met the study’s primary endpoints of ACR20 and clinical remission, and all ranked secondary endpoints versus either placebo or adalimumab. Additionally, following 26 weeks of treatment, upadacitinib significantly inhibited radiographic progression (mTSS) from baseline, compared to placebo. The safety profile of upadacitinib was consistent with previously reported Phase 3 SELECT trials and the Phase 2 studies, with no new safety signals detected. The company expects to report data from an additional pivotal study (SELECT-EARLY) and submit regulatory applications later this year, with commercialization anticipated in 2019.

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At the 13th Congress of the European Crohn’s and Colitis Organisation (ECCO), AbbVie presented new 52 week data from the Phase 2 CELEST study, which evaluated upadacitinib in adult patients with moderately to severely active Crohn's disease, the majority of whom had failed two or more biologics. Results from the 16-week induction phase were previously presented at Digestive Disease Week in May 2017. Patients who responded to treatment in the 16-week induction phase entered the 36-week double-blinded extension phase of the study, which evaluated multiple dosing regimens of upadacitinib through one year. Results of the CELEST extension phase showed that many patients treated with upadacitinib who achieved clinical response after the 16-week induction phase maintained their response to treatment after the 36-week extension phase. The overall safety profile of upadacitinib in the CELEST study was consistent with that observed in other upadacitinib studies, with no new safety signals detected. Phase 3 trials evaluating upadacitinib in Crohn's disease are ongoing.

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AbbVie presented at AAD new positive results from a Phase 2b study evaluating upadacitinib in patients with moderate to severe atopic dermatitis. AbbVie previously announced positive top-line data demonstrating that all upadacitinib dose groups (30/15/7.5 mg once-daily) met the primary endpoint (mean percentage change in the Eczema Area and Severity Index (EASI) score versus placebo) and all skin and itch-specific secondary endpoints at 16 weeks. AbbVie also presented data showing significant reduction of select symptoms, including reduction in itch (pruritus) at Week 1 and improvement in the extent and severity of skin lesions at Week 2, across all doses. Based on the Phase 2b results, the FDA granted Breakthrough Therapy Designation for upadacitinib in atopic dermatitis. The Phase 3 program for upadacitinib in atopic dermatitis is expected to begin later this year.

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AbbVie announced top-line results from the Phase 2 TRINITY study evaluating rovalpituzumab tesirine (Rova-T) for third-line treatment of patients with DLL3-expressing relapsed/refractory (R/R) small cell lung cancer (SCLC). Although Rova-T demonstrated single agent responses in advanced SCLC patients, after consulting with the FDA, based on the magnitude of effect across multiple parameters in this single-arm study, the company will not seek accelerated approval for Rova-T in third-line R/R SCLC. Safety data in the TRINITY study were consistent with previously reported studies of Rova-T. The full TRINITY data have been submitted for presentation at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting in June. Ongoing Phase 3 studies, MERU and TAHOE, will continue to investigate Rova-T in first- and second-line SCLC, with readouts expected in the 2020 timeframe.

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AbbVie, in cooperation with Neurocrine Biosciences, announced notification by the FDA that extended time is required to review additional information regarding the results of liver function tests provided by AbbVie in connection with its New Drug Application (NDA) for elagolix in endometriosis-associated pain. The Prescription Drug User Fee Act (PDUFA) date has been extended three months to the third quarter of 2018. The NDA for elagolix is supported by data from the largest prospective randomized clinical trials conducted to date for endometriosis. The safety and efficacy of elagolix were evaluated in nearly 1,700 women with moderate-to-severe endometriosis-associated pain. Based on AbbVie’s review of the data, the company remains confident in its NDA and anticipates approval in the third quarter.

Recent Events (continued)

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AbbVie, also in cooperation with Neurocrine Biosciences, announced positive top-line results from the Phase 3 ELARIS UF-I and ELARIS UF-II studies evaluating elagolix (300 mg twice daily) alone and in combination with low-dose hormone (add-back) therapy in women with uterine fibroids. At month six, elagolix, in combination with add-back therapy, met the primary efficacy endpoint in both studies, demonstrating reduced heavy menstrual bleeding compared to placebo. All ranked secondary endpoints in both studies were also met. The observed safety profile of elagolix in both Phase 3 studies was similar to observations in prior Phase 2 studies in uterine fibroids, which included hypoestrogenic effects, such as hot flush and reduction in bone mineral density. Data from both pivotal studies will support regulatory submissions for elagolix in uterine fibroids and will be presented at a medical conference later this year.

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Following reports of inflammatory encephalitis and meningoencephalitis and the initiation of an Article 20 referral procedure by the EMA, AbbVie, together with Biogen, announced the voluntary worldwide withdrawal of ZINBRYTA for relapsing multiple sclerosis. Given the nature and complexity of reported adverse events, characterizing the evolving benefit/risk profile of ZINBRYTA would not be possible going forward given the limited number of patients being treated.

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AbbVie and Voyager Therapeutics announced an exclusive strategic collaboration and option agreement to develop and commercialize vectorized antibodies directed against tau for the treatment of Alzheimer's disease and other neurodegenerative diseases. This collaboration combines AbbVie's monoclonal antibody expertise, global clinical development and commercial capabilities with Voyager's gene therapy platform and expertise that enables generating adeno-associated viral vectors for the treatment of neurodegenerative diseases.

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AbbVie announced a global resolution of all intellectual property-related litigation with Samsung Bioepis over its proposed biosimilar adalimumab product. Under the terms of the settlement agreements, AbbVie will grant to Samsung Bioepis a non-exclusive license to AbbVie's intellectual property relating to HUMIRA beginning on certain dates in certain countries in which AbbVie has intellectual property, including on June 30, 2023 in the U.S. and on October 16, 2018 in most countries in the European Union. Under the terms of the agreement, Samsung Bioepis will pay royalties to AbbVie for licensing its HUMIRA patents once its adalimumab biosimilar product is launched.

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AbbVie announced that its board of directors increased the company's quarterly cash dividend by 35 percent from $0.71 per share to $0.96 per share and authorized a new $10 billion stock repurchase program. The cash dividend is payable May 15, 2018 to stockholders of record at the close of business on April 13, 2018. Since the company's inception in 2013, AbbVie has increased its dividend by 140 percent.

Full-Year 2018 Outlook

AbbVie is updating its GAAP diluted EPS for the full-year 2018 to $6.82 to $6.92. AbbVie is raising its previously announced adjusted EPS guidance range for the full-year 2018 from $7.33 to $7.43 to $7.66 to $7.76. The midpoint of this guidance reflects year-over-year growth of 38 percent. The company’s 2018 adjusted diluted EPS guidance excludes $0.84 per share of intangible asset amortization expense, changes in the fair value of contingent consideration, a one-time net tax benefit related to the timing of the phase in of provisions of the U.S. tax reform legislation on certain subsidiaries, and other specified items.

AbbVie’s adjusted EPS guidance range reflects an effective tax rate approaching 9 percent in 2018. In 2018, AbbVie will experience a one-time net tax benefit related to the timing of the phase in of provisions of the new legislation on certain subsidiaries. This benefit has been excluded from the adjusted EPS guidance, and included in the GAAP guidance range.

AbbVie continues to anticipate the company’s adjusted effective tax rate to increase to 13 percent over the next five years as a result of increased domestic income and investment.

Tender Offer for Common Stock

AbbVie is announcing today that it plans to commence a tender offer to purchase for cash up to $7.5 billion in value of shares of its common stock through a modified “Dutch auction” tender offer at a specified price range to be determined. AbbVie expects to commence the tender offer as early as May 1, 2018.

The tender offer forms a part of AbbVie’s $10 billion stock repurchase program announced on February 15, 2018.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2018 and 2017 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2018 financial guidance is also being provided on both a reported and a non-GAAP basis.

Prior Period Reclassifications

Certain reclassifications were made to conform the prior period financial results to the current period presentation.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Additional Information and Where to Find It

This news release is for informational purposes only, is not a recommendation to buy or sell shares of AbbVie common stock, and does not constitute an offer to buy or the solicitation to sell shares of AbbVie common stock. The tender offer described in this news release has not yet commenced, and there can be no assurances that AbbVie will commence the tender offer on the terms described in this news release or at all. The tender offer will be made only pursuant to the Offer to Purchase, the related Letter of Transmittal and other related materials that AbbVie expects to file with the SEC upon commencement of the tender offer. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. If and when the tender offer is commenced, stockholders will be able to obtain a free copy of the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and other documents) that AbbVie will be filing with the SEC at the SEC’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting AbbVie at 1 North Waukegan Road, North Chicago, IL 60064, Attn: Investor Relations.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, AbbVie files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AbbVie at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AbbVie’s filings with the SEC are also available at the SEC’s website at www.sec.gov.

Media:	Investors:
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AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2018
(Unaudited)

				% Change vs. 1Q17
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
NET REVENUES	$4,790	$3,144	$7,934	18.3%	16.6%	26.4%	17.6%	21.4%
Humira	3,003	1,706	4,709	11.4	9.3	20.0	10.7	14.4
Imbruvica[a]	624	138	762	36.7	47.2	47.2	38.5	38.5
HCV	343	576	919	>100.0	>100.0	>100.0	>100.0	>100.0
Creon	209	—	209	13.0	n/a	n/a	13.0	13.0
Lupron	177	42	219	14.8	2.5	7.8	12.2	13.3
Synthroid	182	—	182	(5.3)	n/a	n/a	(5.3)	(5.3)
Synagis	—	321	321	n/a	0.4	6.9	0.4	6.9
AndroGel	130	—	130	(4.6)	n/a	n/a	(4.6)	(4.6)
Duodopa	18	85	103	30.8	13.6	28.5	16.5	28.9
Sevoflurane	17	89	106	(3.6)	(5.4)	(0.3)	(5.0)	(0.8)
Kaletra	13	60	73	(29.3)	(40.6)	(37.4)	(38.7)	(36.0)
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter Ended March 31, 2018 and 2017
(Unaudited) (In millions, except per share data)

	First Quarter Ended March 31
	2018	2017
Net revenues	$7,934	$6,538
Cost of products sold	1,927	1,616
Selling, general and administrative	1,791	1,373
Research and development	1,244	1,142
Acquired in-process research and development	69	—
Total operating cost and expenses	5,031	4,131

Operating earnings	2,903	2,407

Interest expense, net	251	247
Net foreign exchange loss	8	13
Other (income) expense, net	(153)	61
Earnings before income tax expense	2,797	2,086
Income tax expense	14	375
Net earnings	$2,783	$1,711

Diluted earnings per share	$1.74	$1.06

Adjusted diluted earnings per share[a]	$1.87	$1.28

Weighted-average diluted shares outstanding	1,596	1,603

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2018
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	1Q18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,797	$2,783	$1.74
Adjusted for specified items:
Intangible asset amortization	330	272	0.17
Milestones and other R&D expenses	32	32	0.02
Acquired IPR&D	69	69	0.04
Change in fair value of contingent consideration	(148)	(148)	(0.09)
Litigation reserves	118	100	0.06
Impacts of U.S. tax reform	—	(155)	(0.10)
Other	51	47	0.03
As adjusted (non-GAAP)	$3,249	$3,000	$1.87
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Impacts of U.S. tax reform reflects a net tax benefit related to the timing of the new legislation's phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations.

2. The impact of the specified items by line item was as follows:

	1Q18
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other (income) expense, net
As reported (GAAP)	$1,927	$1,791	$1,244	$69	$(153)
Adjusted for specified items:
Intangible asset amortization	(330)	—	—	—	—
Milestones and other R&D expenses	—	—	(32)	—	—
Acquired IPR&D	—	—	—	(69)	—
Change in fair value of contingent consideration	—	—	—	—	148
Litigation reserves	—	(118)	—	—	—
Other	(25)	(3)	(23)	—	—
As adjusted (non-GAAP)	$1,572	$1,670	$1,189	$—	$(5)

3. The adjusted tax rate for the first quarter of 2018 was 7.6 percent, as detailed below:

	1Q18
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,797	$14	0.5%
Specified items	452	235	51.8%
As adjusted (non-GAAP)	$3,249	$249	7.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2017
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	1Q17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,086	$1,711	$1.06
Adjusted for specified items:
Intangible asset amortization	271	203	0.13
Milestones and other R&D expenses	28	28	0.02
Acquisition related costs	38	25	0.01
Change in fair value of contingent consideration	85	84	0.06
Other	10	9	—
As adjusted (non-GAAP)	$2,518	$2,060	$1.28
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquisition related costs primarily include the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other primarily includes restructuring charges associated with streamlining global operations.

2. The impact of the specified items by line item was as follows:

	1Q17
	Cost of products sold	SG&A	R&D	Other (income) expense, net
As reported (GAAP)	$1,616	$1,373	$1,142	$61
Adjusted for specified items:
Intangible asset amortization	(271)	—	—	—
Milestones and other R&D expenses	—	—	(28)	—
Acquisition related costs	(26)	(9)	(2)	(1)
Change in fair value of contingent consideration	—	—	—	(85)
Other	(6)	(4)	—	—
As adjusted (non-GAAP)	$1,313	$1,360	$1,112	$(25)

3. The adjusted tax rate for the first quarter of 2017 was 18.2 percent, as detailed below:

	1Q17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,086	$375	18.0%
Specified items	432	83	19.2%
As adjusted (non-GAAP)	$2,518	$458	18.2%